UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                Amendment No. 1*


                                 FIREPOND, INC.
                                 --------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.10 PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)


                                    318224102
                                    ---------
                                 (CUSIP Number)


                                DECEMBER 3, 2003
                                ----------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [_]      Rule 13d-1(b)
                  [_]      Rule 13d-1(c)
                  [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 318224102                   SCHEDULE 13G                  Page 2 of 14
          ---------

--------------------------------------------------------------------------------

1.   Name of Reporting Person S.S.        General Atlantic Partners, LLC
     or I.R.S. Identification No.
     of Above Person
--------------------------------------------------------------------------------

2.   Check the Appropriate Box            (a) [X]
     if a Member of a Group               (b) [_]
--------------------------------------------------------------------------------

3.   S.E.C. Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization              Delaware
--------------------------------------------------------------------------------

Number of Shares     (5)   Sole Voting Power               0
Beneficially         (6)   Shared Voting Power             0
Owned by Each        (7)   Sole Dispositive Power          0
Reporting Person     (8)   Shared Dispositive Power        0
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

            0
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                            ______
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row 9          0%
--------------------------------------------------------------------------------

12.  Type of Reporting Person                                 00
--------------------------------------------------------------------------------

CUSIP NO. 318224102                   SCHEDULE 13G                  Page 3 of 14
          ---------

--------------------------------------------------------------------------------

1.   Name of Reporting Person S.S.        General Atlantic Partners 40, L.P.
     or I.R.S. Identification No.
     of Above Person
--------------------------------------------------------------------------------

2.   Check the Appropriate Box            (a) [X]
     if a Member of a Group               (b) [_]
--------------------------------------------------------------------------------

3.   S.E.C. Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization              Delaware
--------------------------------------------------------------------------------

Number of Shares     (5)   Sole Voting Power               0
Beneficially         (6)   Shared Voting Power             0
Owned by Each        (7)   Sole Dispositive Power          0
Reporting Person     (8)   Shared Dispositive Power        0
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

            0
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                            ______
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row 9          0%
--------------------------------------------------------------------------------

12.  Type of Reporting Person                                 PN
--------------------------------------------------------------------------------

CUSIP NO. 318224102                   SCHEDULE 13G                  Page 4 of 14
          ---------

--------------------------------------------------------------------------------

1.   Name of Reporting Person S.S.        General Atlantic Partners 46, L.P.
     or I.R.S. Identification No.
     of Above Person
--------------------------------------------------------------------------------

2.   Check the Appropriate Box            (a) [X]
     if a Member of a Group               (b) [_]
--------------------------------------------------------------------------------

3.   S.E.C. Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization              Delaware
--------------------------------------------------------------------------------

Number of Shares     (5)   Sole Voting Power               0
Beneficially         (6)   Shared Voting Power             0
Owned by Each        (7)   Sole Dispositive Power          0
Reporting Person     (8)   Shared Dispositive Power        0
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

            0
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                            ______
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row 9          0%
--------------------------------------------------------------------------------

12.  Type of Reporting Person                                 PN
--------------------------------------------------------------------------------

CUSIP NO. 318224102                   SCHEDULE 13G                  Page 5 of 14
          ---------

--------------------------------------------------------------------------------

1.   Name of Reporting Person S.S.        General Atlantic Partners 52, L.P.
     or I.R.S. Identification No.
     of Above Person
--------------------------------------------------------------------------------

2.   Check the Appropriate Box            (a) [X]
     if a Member of a Group               (b) [_]
--------------------------------------------------------------------------------

3.   S.E.C. Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization              Delaware
--------------------------------------------------------------------------------

Number of Shares     (5)   Sole Voting Power               0
Beneficially         (6)   Shared Voting Power             0
Owned by Each        (7)   Sole Dispositive Power          0
Reporting Person     (8)   Shared Dispositive Power        0
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

            0
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                            ______
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row 9          0%
--------------------------------------------------------------------------------

12.  Type of Reporting Person                                 PN
--------------------------------------------------------------------------------

CUSIP NO. 318224102                   SCHEDULE 13G                  Page 6 of 14
          ---------

--------------------------------------------------------------------------------

1.   Name of Reporting Person S.S.        General Atlantic Partners 59, L.P.
     or I.R.S. Identification No.
     of Above Person
--------------------------------------------------------------------------------

2.   Check the Appropriate Box            (a) [X]
     if a Member of a Group               (b) [_]
--------------------------------------------------------------------------------

3.   S.E.C. Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization              Delaware
--------------------------------------------------------------------------------

Number of Shares     (5)   Sole Voting Power               0
Beneficially         (6)   Shared Voting Power             0
Owned by Each        (7)   Sole Dispositive Power          0
Reporting Person     (8)   Shared Dispositive Power        0
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

            0
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                            ______
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row 9          0%
--------------------------------------------------------------------------------

12.  Type of Reporting Person                                 PN
--------------------------------------------------------------------------------

CUSIP NO. 318224102                   SCHEDULE 13G                  Page 7 of 14
          ---------

--------------------------------------------------------------------------------

1.   Name of Reporting Person S.S.        GAP Coinvestment Partners, L.P.
     or I.R.S. Identification No.
     of Above Person
--------------------------------------------------------------------------------

2.   Check the Appropriate Box            (a) [X]
     if a Member of a Group               (b) [_]
--------------------------------------------------------------------------------

3.   S.E.C. Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization              New York
--------------------------------------------------------------------------------

Number of Shares     (5)   Sole Voting Power               0
Beneficially         (6)   Shared Voting Power             0
Owned by Each        (7)   Sole Dispositive Power          0
Reporting Person     (8)   Shared Dispositive Power        0
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

            0
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                            ______
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row 9          0%
--------------------------------------------------------------------------------

12.  Type of Reporting Person                                 PN
--------------------------------------------------------------------------------

CUSIP NO. 318224102                   SCHEDULE 13G                  Page 8 of 14
          ---------

--------------------------------------------------------------------------------

1.   Name of Reporting Person S.S.        GAP Coinvestment Partners II, L.P.
     or I.R.S. Identification No.
     of Above Person
--------------------------------------------------------------------------------

2.   Check the Appropriate Box            (a) [X]
     if a Member of a Group               (b) [_]
--------------------------------------------------------------------------------

3.   S.E.C. Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization              Delaware
--------------------------------------------------------------------------------

Number of Shares     (5)   Sole Voting Power               0
Beneficially         (6)   Shared Voting Power             0
Owned by Each        (7)   Sole Dispositive Power          0
Reporting Person     (8)   Shared Dispositive Power        0
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

            0
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                            ______
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row 9          0%
--------------------------------------------------------------------------------

12.  Type of Reporting Person                                 PN
--------------------------------------------------------------------------------

CUSIP NO. 318224102                   SCHEDULE 13G                  Page 9 of 14
          ---------


            This Amendment No. 1 to Schedule 13G is filed by the undersigned (the "Statement"), with respect to the shares of common stock, par value $0.10 per share (the "Common Stock"), of FirePond, Inc. (the "Company").

Item 1.     (a)      NAME OF ISSUER

            FirePond, Inc.

            (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            8009 S. 34th Avenue
            Minneapolis, MN 55425

Item 2.     (a)      NAMES OF PERSONS FILING

            General Atlantic Partners, LLC ("GAP")
            General Atlantic Partners 40, L.P. ("GAP 40")
            General Atlantic Partners 46, L.P. ("GAP 46")
            General Atlantic Partners 52, L.P. ("GAP 52")
            General Atlantic Partners 59, L.P. ("GAP 59")
            GAP Coinvestment Partners, L.P. ("GAPCO")
            GAP Coinvestment Partners II, L.P. ("GAPCO II", and together with GAP, GAP 40, GAP 46, GAP 52,
            GAP 59 and GAPCO, the "Reporting Persons")

            (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

            c/o General Atlantic Service Corporation
            3 Pickwick Plaza
            Greenwich, CT 06830

            (c)      CITIZENSHIP

            GAP      --  Delaware
            GAP 40   --  Delaware
            GAP 46   --  Delaware
            GAP 52   --  Delaware
            GAP 59   --  Delaware
            GAPCO    --  New York
            GAPCO II --  Delaware

            (d)      TITLE OF CLASS OF SECURITIES

            Common Stock, par value $0.10 per share (the "Shares")

            (e)      CUSIP Number

                         318224102

CUSIP NO. 318224102                   SCHEDULE 13G                 Page 10 of 14
          ---------


Item 3. This statement is not filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).

Item 4. As of December 3, 2003, the Reporting Persons owned no Shares. See Items 5 through 11 of the cover pages attached hereto.

Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.

Item 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

Item 10.    CERTIFICATION

            Not applicable.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP NO. 318224102                   SCHEDULE 13G                 Page 11 of 14
          ---------


                                   SIGNATURES

            After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated: December 4, 2003

                                    GENERAL ATLANTIC PARTNERS, LLC


                                    By: /s/ Thomas J. Murphy
                                        ----------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact


                                    GENERAL ATLANTIC PARTNERS 40, L.P.


                                    By:  General Atlantic Partners, LLC
                                         its General Partner


                                         By:  /s/ Thomas J. Murphy
                                              ----------------------------------
                                              Name:  Thomas J. Murphy
                                              Title: Attorney-in-Fact


                                    GENERAL ATLANTIC PARTNERS 46, L.P.


                                    By:  General Atlantic Partners, LLC
                                         its General Partner


                                         By:  /s/ Thomas J. Murphy
                                              ----------------------------------
                                              Name:  Thomas J. Murphy
                                              Title: Attorney-in-Fact


                                    GENERAL ATLANTIC PARTNERS 52, L.P.


                                    By:  General Atlantic Partners, LLC
                                         its General Partner


                                         By:  /s/ Thomas J. Murphy
                                              ----------------------------------
                                              Name:  Thomas J. Murphy
                                              Title: Attorney-in-Fact

CUSIP NO. 318224102                   SCHEDULE 13G                 Page 12 of 14
          ---------


                                    GENERAL ATLANTIC PARTNERS 59, L.P.


                                    By:  General Atlantic Partners, LLC
                                         its General Partner


                                    By: /s/ Thomas J. Murphy
                                        ----------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact


                                    GAP COINVESTMENT PARTNERS, L.P.


                                    By: /s/ Thomas J. Murphy
                                        ----------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact


                                    GAP COINVESTMENT PARTNERS II, L.P.


                                    By: /s/ Thomas J. Murphy
                                        ----------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact

CUSIP NO. 318224102                   SCHEDULE 13G                 Page 13 of 14
          ---------


                           JOINT ACQUISITION STATEMENT
                           PURSUANT TO RULE 13D-1(k)(1)


            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is accurate.

Dated: December 4, 2003

                                    GENERAL ATLANTIC PARTNERS, LLC


                                    By:  /s/ Thomas J. Murphy
                                         ---------------------------------------
                                         Name:   Thomas J. Murphy
                                         Title:  Attorney-in-Fact


                                    GENERAL ATLANTIC PARTNERS 40, L.P.


                                    By:  General Atlantic Partners, LLC
                                         its General Partner


                                         By: /s/ Thomas J. Murphy
                                             -----------------------------------
                                             Name:  Thomas J. Murphy
                                             Title: Attorney-in-Fact


                                    GENERAL ATLANTIC PARTNERS 46, L.P.


                                    By:  General Atlantic Partners, LLC
                                         its General Partner


                                    By:  /s/ Thomas J. Murphy
                                         ---------------------------------------
                                         Name:   Thomas J. Murphy
                                         Title:  Attorney-in-Fact

CUSIP NO. 318224102                   SCHEDULE 13G                 Page 14 of 14
          ---------


                                    GENERAL ATLANTIC PARTNERS 52, L.P.


                                    By:  General Atlantic Partners, LLC
                                         its General Partner


                                         By: /s/ Thomas J. Murphy
                                             -----------------------------------
                                             Name:  Thomas J. Murphy
                                             Title: Attorney-in-Fact


                                    GENERAL ATLANTIC PARTNERS 59, L.P.


                                    By:  General Atlantic Partners, LLC
                                         its General Partner


                                    By:  /s/ Thomas J. Murphy
                                         ---------------------------------------
                                         Name:   Thomas J. Murphy
                                         Title:  Attorney-in-Fact


                                    GAP COINVESTMENT PARTNERS, L.P.


                                    By:  /s/ Thomas J. Murphy
                                         ---------------------------------------
                                         Name:   Thomas J. Murphy
                                         Title:  Attorney-in-Fact


                                    GAP COINVESTMENT PARTNERS II, L.P.


                                    By:  /s/ Thomas J. Murphy
                                         ---------------------------------------
                                         Name:   Thomas J. Murphy
                                         Title:  Attorney-in-Fact